Exhibit 5.2

One Financial Center
Boston, MA 02111
617-542-6000
617-542-2241 fax www.mintz.com

November 9, 2016

Keryx Biopharmaceuticals, Inc.

One Marina Park Drive, 12th Floor

Boston, MA, 02210

Ladies and Gentlemen:

We have acted as counsel to Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale of up to $75,000,000 of shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company. The Shares are being sold pursuant to a Controlled Equity OfferingSM Sales Agreement, dated as of November 9, 2016, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), pursuant to which the Company may issue and sell the Shares pursuant to the Registration Statement and the accompanying prospectus.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, as well as the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued by the Company out of the Company’s duly authorized Common Stock and issued and delivered by the Company against payment therefor as contemplated by the Agreement, on terms approved by the Pricing Committee of the Board of Directors of the Company, will be duly and validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON  |  LONDON  |  LOS ANGELES  |  NEW YORK  |  SAN DIEGO  |  SAN FRANCISCO  |  STAMFORD  |  WASHINGTON

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

November 9, 2016

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name therein and in the prospectus included therein with respect to the Shares under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.